Exhibit 10.6


                                                        October 27, 1997




Name
Company
Address
City, State

Dear  :


                           Change of Control Agreement

         Phelps Dodge Corporation (the "Corporation") considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders. The Corporation recognizes that, as is the case with many publicly held corporations, the continuing possibility of an unsolicited tender offer or other takeover bid for the Corporation is unsettling to you and other senior executives of the Corporation and its principal subsidiaries and may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders. The Board of Directors of the Corporation and the Compensation and Management Development Committee (the "Committee") of the Board have previously determined that it is in the best interests of the Corporation and its shareholders for the Corporation to minimize these concerns by entering into an agreement (your "Change of Control Agreement") which would provide you with severance benefits in the event your employment with the Corporation terminates under certain limited circumstances.

         These arrangements are being made to help assure a continuing dedication by you to your duties to the Corporation notwithstanding the occurrence of a tender offer or other takeover bid. In particular, the Board and the Committee believe it important, should the Corporation receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own situation, to assess and advise the Board whether such proposals would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate. The Board and the Committee also wish to demonstrate to executives of the Corporation and its subsidiaries that the Corporation is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly.

         In view of the foregoing, in order to induce you to remain in the employ of the Corporation or one of its principal subsidiaries and in further consideration of your continued employment with the Corporation, the Corporation and you agree to a Change of Control Agreement as follows:

         1. Termination Benefits

         In the event your employment with the Corporation or any subsidiary of the Corporation terminates by reason of a "Qualifying Termination" (as "Qualifying Termination" is defined below) within two years after a "Change of Control" of the Corporation (as "Change of Control" is defined below), subject to the "Cap" described in Section 6, you shall receive the following benefits:

                  (a) Termination Payments. The Corporation will pay you as termination compensation within ten days after your employment with the Corporation terminates a lump sum amount equal to the sum of: (i) three times the highest annual base salary (not including any bonuses under the Corporation's Annual Incentive Compensation Plan or Long-Term Performance Plan) paid or payable by the Corporation or any subsidiary of the Corporation to you for the three calendar years ending with the year your employment with the Corporation terminates; plus (ii) three times the sum of the bonuses or incentive compensation actually paid or payable to you under the Corporation's Annual Incentive Compensation Plan for services performed during the two calendar years preceding the calendar year in which the Change of Control occurs divided by two; less (iii) any severance, termination, or other cash compensation payable to you under your Severance Agreement with the Corporation or pursuant to any severance policy, plan, or program sponsored by the Corporation or any subsidiary of the Corporation.

         For purposes of calculating your incentive compensation payment under clause (ii) of the preceding paragraph, any bonus or incentive compensation will be allocated to the calendar year for which it is earned rather than the calendar year in which it is paid. In addition, the total bonuses or incentive compensation paid or payable to you for services performed during the two calendar years preceding the calendar year of the Change of Control will be divided by two even if you were not employed by the Corporation or any subsidiary of the Corporation, or were not eligible to participate in the Annual Incentive Compensation Plan, during one of those years.

         If the Annual Incentive Compensation Plan is replaced by another incentive compensation or bonus program, the amounts actually paid or payable to you under the replacement program will be used for purposes of the first sentence of this paragraph (a).

                  (b) Benefits Continuation. You will continue to receive life, disability, accident and group health and dental insurance benefits substantially similar to those which you were receiving immediately prior to your termination of employment until the earlier of (i) the end of the period of 36 months following your termination of employment or (ii) the day on which you become eligible to receive any health care benefits under any plan or program of any other employer. The 36 month period referred to in the preceding sentence shall be reduced by the number of months, if any, for which you are entitled to receive continued benefits under your Severance Agreement with the Corporation or pursuant to any severance policy, plan, or program sponsored by the Corporation or any subsidiary of the Corporation. The benefits provided pursuant to this Section shall be provided on substantially the same terms and conditions as they were provided prior to the Change of Control, except that the full cost of such benefits shall be paid by the Corporation. If you later retire and become entitled to retiree coverage, the retiree coverage in effect prior to the Change of Control will replace the active employee coverage in effect prior to the Change of Control, but the Corporation will bear the full cost of the retiree coverage during the period mentioned above. Your right to receive continued coverage under the Corporation's group health plans pursuant to
Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as it may be amended or replaced from time to time, shall commence following the expiration of your right to receive continued benefits under this Agreement. As noted above, your right to receive all forms of benefits under this Section is terminated as soon as you become eligible to receive any health care benefits from any other employer.

         2. Other Benefits; Loans

                  (a) Incentive Compensation Plan. Generally, your participation in the Corporation's Annual Incentive Compensation Plan, and any right you may have to receive a bonus thereunder for the year in which your employment with the Corporation or any subsidiary of the Corporation terminates or any prior year (in addition to any amount you receive based on your prior bonuses or incentive compensation pursuant to Section 1(a) shall be governed by the terms of that Plan. If you were a participant in the Corporation's Annual Incentive Compensation Plan at any time during the calendar year in which a Change in Control occurs, however, you will receive at least a pro rated incentive compensation payment for the year in which the Change of Control occurs. Your pro rated incentive compensation payment will be calculated in two steps. The first step will be to calculate the incentive compensation to which you would be entitled under the Annual Incentive Compensation Plan, calculated on the basis of the following assumptions: (i) the annual performance period ends on the date of the Change of Control; (ii) the financial performance of the Corporation or any of its subsidiaries for the relevant performance period will be equal to the financial performance measured as of the date of the Change of Control, annualized; and (iii) you satisfy all individual subjective performance goals or measures set for you under the Annual Incentive Compensation Plan at the "target" performance level. The second step will be to multiply the amount determined pursuant to the first step by a fraction, the numerator of which is the number of days that have elapsed in the calendar year prior to the day of the Change of Control and the denominator of which is 365.

                  (b) Retirement and Savings Plans. Any participation by you in, and any terminating distributions and vested rights under, the Phelps Dodge Retirement Plan, the Phelps Dodge Savings and Deferred Profit Sharing Plan for Salaried Employees, or any other retirement or savings plan sponsored by the Corporation, regardless of whether such plan qualifies for favorable tax treatment, shall be governed by the terms of those respective plans.

                  (c) Loans. Any indebtedness owed by you to the Corporation or any subsidiary of the Corporation on account of advances or loans shall become due and payable and may be deducted from the payment referred to in Section 1.

         3. Confidentiality

         In the event your employment with the Corporation or any subsidiary of the Corporation terminates under the circumstances specified in Section 1, you shall retain in confidence any confidential information known to you concerning the Corporation and its subsidiaries and their businesses so long as such information is not publicly disclosed.

         4. Change of Control Defined

                  For purposes of this Agreement, a "Change of Control" shall be deemed to have taken place at the time:

                  (a) when any "person" or "group" of persons (as such terms are used in Section 13 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act")), other than the Corporation or any employee benefit plan sponsored by the Corporation, becomes the "beneficial owner" (as such term is used in Section 13 of the Exchange Act) of 25% or more of the total number of the Corporation's common shares at the time outstanding; or

                  (b) of the approval by the vote of the Corporation's stockholders holding at least 50% (or such greater percentage as may be required by the Certificate of Incorporation or By-Laws of the Corporation or by law) of the voting stock of the Corporation of any merger, consolidation, sale of assets, liquidation or reorganization in which the Corporation will not survive as a publicly owned corporation; or

                  (c) when the individuals who, at the beginning of any period of two years or less, constituted the Board of Directors of the Corporation cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

         5. Qualifying Termination Defined

                  (a) Qualifying Termination. For purposes of this Agreement, the term "Qualifying Termination" means a termination of your employment with the Corporation or any subsidiary of the Corporation (under circumstances where you are no longer employed by the Corporation or any such subsidiary) for any reason other than

                           (i) death,

                           (ii) Disability,

                           (iii) Cause,

                           (iv) retirement at or after your Normal Retirement Date, or

                           (v) by you for Good Reason.

                  (b) Cause. "Cause" means willful misconduct in the performance of your duties as an employee which results in a material detriment to the Corporation, and it subsidiaries, taken as a whole.

                  (c) Disability. For purposes of this Agreement, the term "Disability" shall have the meaning given to that term in the Phelps Dodge Retirement Plan.

                  (d) Good Reason. For purposes of this Agreement, the term "Good Reason" means that you have terminated your employment with the Corporation and all subsidiaries of the Corporation under any of the following circumstances:

                           (i) such termination occurs more than 180 days following the time when a Change of Control takes place and such Change of Control has not been approved by a resolution adopted by the Board of Directors of the Corporation as constituted immediately prior to such Change of Control; or

                           (ii) you terminate your employment on account of one or more of the following events (and you have not agreed to such event in writing):

                                    (x)  the  assignment  to you  of any  duties
                                    inconsistent, in a way materially adverse to
                                    you,    with   your    positions,    duties,
                                    responsibilities   and   status   with   the
                                    Corporation and its subsidiaries immediately
                                    prior to a Change of Control,  or a material
                                    reduction in the duties and responsibilities
                                    you held immediately prior to such Change of
                                    Control;  or  a  change  in  your  reporting
                                    responsibilities,  titles or  offices  as in
                                    effect  immediately  prior to such Change of
                                    Control  or any  removal  of you from or any
                                    failure to re-elect you to any position with
                                    the  Corporation or any subsidiary  that you
                                    held  immediately  prior to such  Change  of
                                    Control  except  in  connection   with  your
                                    promotion   or  the   termination   of  your
                                    employment   due   to   death,   Disability,
                                    retirement   on   or   after   your   Normal
                                    Retirement Date, or Cause; or

                                    (y) a reduction  by the  Corporation  or any
                                    subsidiary of the  Corporation  in your base
                                    salary  as in  effect  immediately  prior to
                                    such Change of  Control;  the failure by the
                                    Corporation   or  any  such   subsidiary  to
                                    continue in effect any employee benefit plan
                                    or  compensation   plan  in  which  you  are
                                    participating   immediately  prior  to  such
                                    Change of Control unless you are permitted to participate in other plans providing you with substantially comparable benefits; or the taking of any action by the Corporation or any such subsidiary which would adversely affect your participation in or materially reduce your benefits under any such plan; or

                                    (z)   the    Corporation's   or   any   such
                                    subsidiary's   requiring  you  to  be  based
                                    anywhere    other    than   your    location
                                    immediately  prior to such Change of Control
                                    or  a  location  within  50  miles  of  your
                                    location immediately prior to such Change of
                                    Control;  or the  Corporation's  or any such
                                    subsidiary's  requiring you to travel on the
                                    Corporation's    business   to   an   extent
                                    substantially   more  burdensome  than  your
                                    travel obligations immediately prior to such Change of Control.

                  (e) Normal Retirement Date. For purposes of this Agreement, the term "Normal Retirement Date" means the date on which you satisfy the requirements for normal retirement benefits under the Phelps Dodge Retirement Plan.

                  (f) Employment by Successors. For purposes of this Agreement, employment by a successor of the Corporation, or a successor of any subsidiary of the Corporation, that has assumed this Agreement pursuant to Section 10 shall be considered to be employment by the Corporation or one of its subsidiaries. As a result, if you are employed by such a successor following a Change of Control, you will not be entitled to receive the benefits provided by Section 1 unless your employment with the successor is subsequently terminated in a Qualifying Termination. Solely for purposes of applying the provisions of Section 1 and the definitions set forth in Section 5, the successor shall be deemed to be a subsidiary of the Corporation.

         6. Cap on Payments

                  (a) General Rules. The Internal Revenue Code (the "Code") places significant tax burdens on you and the Corporation if the total payments made to you due to a Change of Control exceed prescribed limits. For example, if your "Base Period Income" (as defined below) is $100,000, your limit or "Cap" is $299,999. If your "Total Payments" exceed the Cap by even $1.00, you are subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to you in excess of $100,000. In other words, if your Cap is $299,999, you will not be subject to an excise tax if you receive exactly $299,999. If you receive $300,000, you will be subject to an excise tax of $40,000 (20% of $200,000). In order to avoid this excise tax and the related adverse tax consequences for the Corporation, by signing this Agreement, you will be agreeing that, subject to the exception noted below, the present value of your Total Payments will not exceed an amount equal to your Cap.

                  (b) Special Definitions. For purposes of this Section, the following specialized terms will have the following meanings:

                           (i) "Base Period Income".  "Base Period Income" is an
amount equal to your "annualized includable compensation" for the "base period" as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder. Generally, your "annualized includable compensation" is the average of your annual taxable income from the Corporation for the "base period", which is the five calendar years prior to the year in which the Change of Control occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

                           (ii) "Cap" or "280G  Cap".  "Cap" or "280G Cap" shall
mean an amount equal to 2.99 times your "Base Period Income". This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which the Corporation may pay without loss of deduction under Section 280G of the Code.

                           (iii) "Total Payments".  The "Total Payments" include
any "payments in the nature of compensation" (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for your benefit, the receipt of which is contingent on a Change of Control and to which Section 280G of the Code applies.

                  (c) Calculating the Cap. If the Corporation believes that these rules will result in a reduction of the payments to which you are entitled under this Agreement, it will so notify you as soon as possible. The Corporation will then, at its expense, retain a "Consultant" (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide an opinion or opinions concerning whether your Total Payments exceed the limit discussed above. The Corporation will select the Consultant.

                  At a minimum, the opinions required by this Section must set forth the amount of your Base Period Income, the present value of the Total Payments and the amount and present value of any excess parachute payments.

                  If the opinions state that there would be an excess parachute payment, your payments under this Agreement will be reduced to the extent necessary to eliminate the excess. You will be allowed to choose the payment that should be reduced or eliminated, but the payment you choose to reduce or eliminate must be a payment determined by such Consultant to be includable in Total Payments. You will make your decision in writing and deliver it to the Corporation within 30 days of your receipt of such opinions. If you fail to so notify the Corporation, it will decide which payments to reduce or eliminate.

                  If the Consultant selected to provide the opinions referred to above so requests in connection with the opinion required by this Section, a firm of recognized executive compensation consultants selected by the Corporation shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change of Control.

                  If the Corporation believes that your Total Payments will exceed the limitations of this Section, it will nonetheless make payments to you, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid after the opinions called for above have been received.

                  If the amount paid to you by the Corporation is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, to have exceeded the limitation of this Section, the excess will be treated as a loan to you by the Corporation and shall be repayable on the 90th day following demand by the Corporation, together with interest at the lowest "applicable federal rate" provided in Section 1274(d) of the Code. If it is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, that a greater payment should have been made to you, the Corporation shall pay you the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the rate set forth above, so that you will have received or be entitled to receive the maximum amount to which you are entitled under this Agreement.

                  (d) Effect of Repeal. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

                  (e) Exception. The Consultant selected pursuant to Section 6(c) will calculate your "Uncapped Benefit" and your "Capped Benefit". The limitations of Section 6(a) will not apply to you if your Uncapped Benefit is at least 120% of your Capped Benefit. For this purpose, your "Uncapped Benefit" is the amount to which you will be entitled pursuant to Sections 1(a) and 1(b), as applicable, without regard to the limitations of Section 6(a). Your "Capped Benefit" is the amount to which you will be entitled pursuant to Sections 1(a) and 1(b), as applicable, after the application of the limitations of Section 6(a).

         7. Tax Gross-Up

                  (a) Gross-Up Payment. If the Cap imposed by Section 6(a) does not apply to you because of the exception provided by Section 6(e), the Corporation will provide you with a "Gross-Up Payment" if an excise tax is imposed on you pursuant to Section 4999 of the Code. Except as otherwise noted below, this Gross-Up Payment will consist of a single lump sum payment in an amount such that after payment by you of the "total presumed federal and state taxes" and the excise taxes imposed by Section 4999 of the Code on the Gross-Up Payment (and any interest or penalties actually imposed), you retain an amount of the Gross-Up Payment equal to the remaining excise taxes imposed by Section 4999 of the Code on your Total Payments (calculated before the Gross-Up Payment). For purposes of calculating your Gross-Up Payment, your actual federal and state income taxes will not be used. Instead, we will use your "total presumed federal and state taxes." For purposes of this Agreement, your "total presumed federal and state taxes" shall be conclusively calculated using a combined tax rate equal to the sum of the maximum marginal federal and applicable state income tax rates and the hospital insurance (or "HI") portion of F.I.C.A. Based on the rates in effect for 1996 for an Arizona resident, the "total presumed federal and state tax rate" is 46.65% (39.6% federal income tax rate plus 5.6% Arizona state income tax rate plus 1.45% HI tax rate). The state tax rate for your principal place of residence will be used and no adjustments will be made for the deduction of state taxes on the federal return, any deduction of federal taxes on a state return, the loss of itemized deductions or exemptions, or for any other purpose.

                  (b) Calculations. All determinations concerning whether a Gross-Up Payment is required pursuant to paragraph (a) and the amount of any Gross-Up Payment (as well as any assumptions to be used in making such determinations) shall be made by the Consultant selected pursuant to Section 6(c). The Consultant shall provide you and the Corporation with a written notice of the amount of the excise taxes that you are required to pay and the amount of the Gross-Up Payment. The notice from the Consultant shall include any necessary calculations in support of its conclusions. All fees and expenses of the Consultant shall be borne by the Corporation. Any Gross-Up Payment shall be made by the Corporation within fifteen days after the mailing of such notice.

         As a general rule, the Consultant's determination shall be binding on you and the Corporation. The application of the excise tax rules of Section 4999, however, is complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant concerning the amount, if any, of the excise taxes that are due. If the Internal Revenue Service determines that excise taxes are due, or that the amount of the excise taxes that are due is greater than the amount determined by the Consultant, the Gross-Up Payment will be recalculated by the Consultant to reflect the actual excise taxes that you are required to pay (and any related interest and penalties). Any deficiency will then be paid to you by the Corporation within fifteen days of the receipt of the revised calculations from the Consultant. If the Internal Revenue Service determines that the amount of excise taxes that you paid exceeds the amount due, you shall return the excess to the Corporation (along with any interest paid to you on the overpayment) immediately upon receipt from the Internal Revenue Service or other taxing authority.

         The Corporation has the right to challenge any excise tax determinations made by the Internal Revenue Service. If the Corporation agrees to indemnify you from any taxes, interest and penalties that may be imposed upon you (including any taxes, interest and penalties on the amounts paid pursuant to the Corporation's indemnification agreement), you must cooperate fully with the Corporation in connection with any such challenge. The Corporation shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Corporation shall control all such challenges. The additional Gross-Up Payments called for by the preceding paragraph shall not be made until the Corporation has either exhausted its (or your) rights to challenge the determination or indicated that it intends to concede or settle the excise tax determination.

         You must notify the Corporation in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes in amounts different from the amount initially specified by the Consultant. Such notice shall be given as soon as possible but in no event later than 15 days following your receipt of notice of the Internal Revenue Service's position.

                  (c) Discretionary Gross-Ups. The Corporation also may provide you with a tax gross-up covering income and/or excise taxes in other situations, but the Corporation is not obligated to do so and may only do so pursuant to a resolution duly adopted by the Board of Directors or the Committee. The payment of a tax gross-up to any other executive or employee of the Corporation shall not entitle you to receive a tax gross-up. Similarly, the payment of a tax gross-up to you in certain circumstances or with respect to certain payments or benefits shall not entitle you to a tax gross-up in other circumstances or with respect to other payments or benefits.

         8. Term of Agreement

         This Agreement is effective immediately and will continue in effect until the later of (a) December 31, 2002 or (b) two years following a Change of Control that occurs prior to December 31, 2002.

         9. Termination Notice and Procedure.

         Any termination of your employment by the Corporation or you shall be communicated by written notice of termination, all in accordance with the following procedures:

                  (a) The notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

                  (b) If the Corporation notifies you of your termination for Cause and you in good faith notify the Corporation that a dispute exists concerning such termination within the 15 day period following your receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that Cause did exist, your termination date shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the arbitration provisions set out below or (ii) the date of your death. If it is determined that Cause did not exist, your employment shall continue as if the Corporation had not delivered its notice of termination.

                  (c) If the Corporation notifies you of your termination by reason of Disability and you in good faith notify the Corporation that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you also may elect to continue your employment during such dispute. The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by the Corporation; provided, however, that if you do not accept the opinion of the licensed physician selected by the Corporation, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if the Corporation does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by the Corporation and you, respectively. If it is thereafter determined that a Disability did exist, your termination date shall be the earlier of (i) the date on which the dispute is resolved or (ii) the date of your death. If it is determined that a Disability did not exist, your employment shall continue as if the Corporation had not delivered its notice of termination.

                  (d) If you in good faith notify the Corporation of your termination for Good Reason and the Corporation notifies you that a dispute exists concerning the termination within the 15 day period following the Corporation's receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that Good Reason did exist, your termination date shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the arbitration provisions set out below, (ii) the date of your death, or (iii) one day prior to the second anniversary of a Change of Control, and your payments hereunder shall reflect events occurring after you delivered notice of termination. If it is determined that Good Reason did not exist, your employment shall continue after such determination as if you had not delivered the notice of termination asserting Good Reason.

                  (e) If you do not elect to continue employment pending resolution of a dispute regarding a notice of termination, and it is finally determined that the reason for termination set forth in such notice of termination did not exist, if such notice was delivered by you, you shall be deemed to have voluntarily terminated your employment other than for Good Reason and if delivered by the Corporation, the Corporation will be deemed to have terminated you other than by reason of your death, Disability, retirement on or after your Normal Retirement Date or Cause.

                  (f) For purposes of this Agreement, a transfer from the Corporation to one of its subsidiaries or a transfer from a subsidiary to the Corporation or another subsidiary shall not be treated as a termination of employment.

                  (g) If you elect to continue your employment pending the resolution of a dispute pursuant to Sections 9(b), (c), or (d), the Corporation, in its discretion, may place you on a paid administrative leave until the dispute is resolved.

         10. Assumption by Successors

         The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or any of its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation or any subsidiary would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed your termination date.

         11. Miscellaneous

                  (a) Arbitration; Related Expenses. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration held in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Corporation shall pay on a current basis all legal expenses (including attorney's fees) incurred by you in connection with such arbitration and the entering of such award if you prevail, or substantially prevail, in such proceeding.

                  (b) Replacement of Earlier Agreement. This Agreement replaces and supersedes the agreement previously entered into between you and the Corporation regarding the payment of compensation or benefits following a Change of Control, which earlier agreement was scheduled to expire later this year. This Agreement does not replace or supersede your Severance Agreement with the Corporation or any provision in any stock option or restricted stock plan or agreement or any plan or program to provide retirement or savings benefits.

                  (c) Employment at Will. This Agreement shall neither obligate the Corporation or any subsidiary of the Corporation to continue you in its employ (or to employ you in any particular office or to perform any specified responsibility) nor obligate you to continue in the employ of the Corporation or any subsidiary of the Corporation.

                  (d) Successors. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you.

                  (e) Governing Law. This agreement shall be governed by the laws of the State of New York.

                  (f) Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

                  (g)  Amendment  or Waiver.  Except as  otherwise  provided  in
Section 11(j) of this Agreement, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and such officer as may be designated by the Board of Directors of the Corporation or a duly authorized Committee thereof. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other condition or provision at any time.

                  (h) No Duty to Mitigate. For purposes of receiving payments under this Agreement, you are not under any duty to mitigate the damages resulting from your termination of employment. As a result, you will receive the payments and other benefits provided by this Agreement regardless of whether you search for or obtain other work. As provided in Section 1(b), however, your right to receive continued life, disability, accident and group health and dental insurance benefits will terminate if you become eligible to receive any health care benefits under any other plan or program of any subsequent employer.

                  (i) Funding. The Corporation shall establish a trust to provide for the funding of the Corporation's obligations under this and similar agreements with other executives. The trustee of the trust shall be chosen by the Corporation or any individual or committee to whom the Corporation delegates that responsibility, but the trustee must be a national or state bank or trust company. Prior to the day on which a Change of Control occurs, the Corporation shall transfer to the trustee of the trust an amount equal to the Corporation's total potential liability to you pursuant to Sections 1(a), 2(a) and 7. Such amount shall be determined by the Corporation acting in good faith. If it is discovered at any time that the amount initially transferred is less than the total amount called for by the preceding sentence, the shortfall shall be transferred to the trustee immediately upon the discovery of such error. Under the terms of the trust, the trustee shall be obligated to pay to you the amount to which you are entitled pursuant to Sections 1(a), 2(a), 7 and 11(a) unless such amounts are paid in a timely manner by the Corporation or its successors. The other terms and provisions of the trust agreement shall be determined by the Corporation and the trustee.

                  (j) Effect of Change of Law. If at any time during the term of this Agreement any federal or state law or regulation is adopted or modified in any way that will increase the cost of this Agreement to the Corporation, the Corporation reserves the right to unilaterally modify any provision of the Agreement in any manner which it deems appropriate to eliminate the cost increase to the Corporation, including but not limited to eliminating the offending provision or provisions in their entirety.

         If you are in agreement with the foregoing, please so indicate by signing and returning to the Corporation the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Corporation.

                                                     Very truly yours,

                                                     PHELPS DODGE CORPORATION


                                                     By_________________________
                                                             Vice President

Agreed_________________________

                                                     Date_______________________